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                                        February 21, 1996


John Hancock Variable Annuity Account U
John Hancock Place
Boston, Massachusetts  02117



Dear Sirs:

      I refer to the 24f-2 Notice dated February 21, 1996 with respect to the Registration Statement on Form N-4 relating to units of interest in John Hancock Variable Annuity Account U ("the Account"). The Registration Statement registered an indefinite number of securities of the Account pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. The Rule 24f-2 Notice makes definite the amount of securities of the Account which were so registered under the Registration Statement.

      I have examined and relied upon copies of the Registration Statement and the Rule 24f-2 Notice and have examined and relied upon originals, or copies certified to my satisfaction, of such corporate records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below.

      Based on the foregoing, I am of the opinion that the units of interest in the Account, the registration of which the Rule 24f-2 Notice makes definite in amount, were duly authorized and legally issued, and are fully-paid and non-assessable.

      I hereby consent to the use of this opinion in connection with the filing of the Rule 24f-2 Notice on Form 24F-2.

                                        Very truly yours,


                                        /s/ Francis C. Cleary, Jr.
                                        --------------------------
                                        Francis C. Cleary, Jr.
                                        Vice President and Counsel